Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Reports Second-Quarter Earnings

MEMPHIS, Tenn. – July 30, 2009 – International Paper (NYSE: IP) today reported preliminary 2009 second-quarter net earnings attributable to common shareholders of $136 million ($0.32 per share) compared with $257 million ($0.61 per share) in the first quarter of 2009 and $227 million ($0.54 per share) in the second quarter of 2008. Amounts in all periods include special items.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	Second Quarter 2009	First Quarter 2009	Second Quarter 2008
Net Earnings	$0.32	$0.61	$0.54

Add Back – Net Special Items Expense (Income)	(0.12)	(0.53)	0.02

Earnings from Continuing Operations and Before Special Items	$0.20	$0.08	$0.56

Earnings from continuing operations and before special items in the 2009 second quarter totaled $86 million ($0.20 per share), compared with $34 million ($0.08 per share) in the first quarter of 2009 and $235 million ($0.56 per share) in the second quarter of 2008.

Quarterly net sales were $5.8 billion in the second quarter compared with $5.6 billion in the first quarter of 2009 and $5.8 billion reported in the second quarter of 2008.

Operating profits in the 2009 second quarter were $788 million, up from $779 million in the first quarter of 2009 and $393 million in the second quarter of 2008.

“Over the course of this recession, International Paper has consistently demonstrated our ability to execute well despite the economic environment,” said Chairman and Chief Executive Officer John Faraci. “Our performance in the second quarter once again generated solid earnings and strong free cash flow. We’re also well ahead of our announced plans to pay down debt.

“When we look at global economic conditions today, it appears the worst is behind us. We have not seen any signs of sustainable progress in North America, but it appears demand has stabilized at lower levels. We are seeing improvement in Latin American paper markets and solid packaging demand growth in China. The good news is that mill and channel inventories are lean for both paper and containerboard, which positions us well for the eventual upturn in demand.”

At the end of the 2009 second quarter, International Paper had $4.2 billion in cash and committed liquidity facilities. The company also generated $1.3 billion of free cash flow (cash provided by operations less capital expenditures) during the quarter, reflecting its continued focus on reducing capital spending, managing working capital and decreasing overhead spending, as well as cash received from alternative fuel mixture credits. The company also repaid $600 million of debt.

SEGMENT INFORMATION

To measure the performance of the company’s business segments from quarter to quarter without variations caused by special or unusual items, management focuses on business segment operating profits excluding those items. Second-quarter 2009 segment operating profits and business trends, excluding special items, compared with the prior quarter are as follows:

Industrial Packaging operating profits increased to $255 million, up from $188 million in the first quarter of 2009 as improved volume, favorable input costs, strong manufacturing operations and synergy benefits related to the CBPR acquisition offset weakened pricing.

Printing Papers had operating profits of $86 million compared with an operating profit of $101 million in the first quarter of 2009. Benefits from improved volume, input cost relief and strong operations were offset by higher annual maintenance outages, mix and pricing pressure in global paper and pulp markets.

Consumer Packaging had operating profits of $38 million, up from $22 million in the previous quarter due to improvements in volume and operating performance, as well as lower input costs, partially offset by higher annual maintenance outages.

The company’s distribution business, xpedx, reported operating profits of $10 million, up from a loss of $7 million in the previous quarter due to cost reductions and improved volumes.

Forest Products operating profits totaled $3 million, up from $2 million in the first quarter of 2009. The pending sale of 143,000 acres is expected to close in the fourth quarter of 2009, subject to the buyer’s receipt of financing.

Net corporate expenses totaled $44 million for the 2009 second quarter, down from $51 million in the 2009 first quarter but up from $21 million in the second quarter of 2008. The decline compared with first-quarter levels principally reflects the finalization of full-year 2009 pension expense based on actual versus estimated year-end census data. The increase from the 2008 second quarter reflects higher pension expense, lower supply chain initiative costs and the effect of an $11 million gain on the sale of the former Natchez mill site in 2008.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items was 33 percent for both the second and first quarters of 2009 compared with 32.5 percent in the second quarter of 2008.

EFFECTS OF SPECIAL ITEMS

Special items in the second quarter of 2009 included a credit of $482 million before taxes ($294 million after taxes) for alternative fuel mixture credits earned under 2007 legislation enacted to provide a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses, a $48 million before and after-tax charge to write down the assets of the Etienne mill in France to estimated fair value, a $18 million pre-tax charge ($11 million after taxes) for integration costs associated with the Industrial Packaging business integration, and a pre-tax charge of $79 million ($55 million after taxes) for restructuring and other charges. Restructuring and other charges included a $34 million charge before taxes ($21 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead reduction program, a $25 million charge before taxes ($16 million after taxes) for early debt extinguishment costs, a $15 million before and after-tax charge for severance and other costs related to the Company’s Etienne mill in France, and a $5 million charge before taxes ($3 million after taxes) for other closure costs. Additionally, the second-quarter income tax provision included a $156 million charge to establish a valuation allowance for net operating loss carryforwards in France, and a $26 million credit related to the closing of the 2004 and 2005 U.S. federal income tax audit and related state income tax effects.

Special items in the first quarter of 2009 included a credit of $540 million before taxes ($330 million after taxes) for alternative fuel mixture credits, a pre-tax charge of $36 million ($22 million after taxes) for costs related to the Industrial Packaging business integration, a pre-tax charge of $83 million ($65 million after taxes) for restructuring and other charges, and a $20 million after-tax charge for certain income tax adjustments. Restructuring and other charges included a $52 million pre-tax charge ($32 million after taxes) for severance and benefits associated with the company’s 2008 overhead reduction program, a pre-tax charge of $23 million ($28 million after taxes) for closure costs for the Inverurie mill in Scotland, a $6 million pre-tax charge ($4 million after taxes) for closure costs for the Franklin lumber mill, sheet converting plant and converting innovations center, and a $2 million pre-tax charge ($1 million after taxes) for costs associated with the reorganization of the company’s Shorewood operations.

Special items in the second quarter of 2008 consisted of a $13 million pre-tax charge ($9 million after taxes) for costs associated with the reorganization of Shorewood operations in Canada and a $3 million pre-tax gain ($2 million after taxes) for an adjustment to the gain on the 2006 transformation plan forestland sales.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. EDT / 9 a.m. CDT today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper Second-Quarter Earnings Call. The conference ID number is 15781616. Participants should call in no later than 9:45 a.m. EDT/8:45 a.m. CDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter 15781616.

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 58,000 people in more than 20 countries and serves customers worldwide. 2008 net sales were approximately $25 billion. For more information about International Paper, its products and stewardship efforts, visit www.internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) increases in interest rates and our ability to meet our debt service obligations; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for its products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit availability, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation; and (v) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Kathleen Bark, 901-419-4333; Investors: Thomas A. Cleves, 901-419-7566; and Emily Nix, 901-419-4987.

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended June 30,				Three Months Ended March 31, 2009		Six Months Ended June 30,
	2009		2008				2009		2008
Net Sales	$5,802		$5,807		$5,668		$11,470		$11,475

Costs and Expenses
Cost of products sold	3,781	(a)	4,305		3,731	(h)	7,512	(k)	8,566
Selling and administrative expenses	508	(b)	459		500	(i)	1,008	(l)	931
Depreciation, amortization and cost of timber harvested	367		305		343		710		591
Distribution expenses	279		301		279		558		586
Taxes other than payroll and income taxes	47		44		50		97		88
Restructuring and other charges	79	(c)	13	(f)	83	(j)	162	(m)	55	(n)
Forestland sales	—		(3)	(g)	—		—		(3	) (g)
Net (gains) losses on sales and impairments of businesses	48	(d)	—		—		48	(d)	(1)
Interest expense, net	173		81		164		337		162

Earnings From Continuing Operations Before Income Taxes and Equity Earnings	520	(a-d)	302	(f,g)	518	(h-j)	1,038	(d,k-m)	500	(g,n)
Income tax provision	348	(e)	97		230		578	(e)	156
Equity earnings (losses), net of taxes	(32)		30		(27)		(59)		46

Earnings From Continuing Operations	140	(a-e)	235	(f,g)	261	(h-j)	401	(d,e,k-m)	390	(g,n)
Discontinued operations, net of taxes	—		(1)		—		—		(18	) (o)

Net Earnings	$140	(a-e)	$234	(f,g)	$261	(h-j)	$401	(d,e,k-m)	$372
Less: Net earnings attributable to noncontrolling interests	4		7		4		8		12

Net Earnings Attributable to International Paper Company	$136	(a-e)	$227	(f,g)	$257	(h-j)	$393	(d,e,k-m)	$360	(g,n,o)

Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings from continuing operations	$0.32	(a-e)	$0.54	(f,g)	$0.61	(h-j)	$0.93	(d,e,k-m)	$0.90	(g,n)
Discontinued operations	—		—		—		—		(0.04	) (o)

Net earnings	$0.32	(a-e)	$0.54	(f,g)	$0.61	(h-j)	$0.93	(d,e,k-m)	$0.86	(g,n,o)

Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings from continuing operations	$0.32	(a-e)	$0.54	(f,g)	$0.61	(h-j)	$0.93	(d,e,k-m)	$0.89	(g,n)
Discontinued operations	—		—		—		—		(0.04	) (o)

Net earnings	$0.32	(a-e)	$0.54	(f,g)	$0.61	(h-j)	$0.93	(d,e,k-m)	$0.85	(g,n,o)

Average Shares of Common Stock Outstanding - Diluted	425.4		422.6		423.1		424.2		423.9

Cash Dividends Per Common Share	$0.025		$0.25		$0.25		$0.275		$0.50

Amounts Attributable to International Paper Common Shareholders
Earnings from continuing operations, net of tax	$136		$228		$257		$393		$378
Discontinued operations, net of tax	—		(1)		0		—		(18)

Net Earnings	$136		$227		$257		$393		$360

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax gain of $482 million ($294 million after taxes) related to alternative fuel mixture credits.

(b)	Includes a pre-tax charge of $18 million ($11 million after taxes) for integration costs associated with the Containerboard, Packaging and Recycling business (CBPR) acquired from Weyerhaeuser Company in August 2008.

(c)	Includes a pre-tax charge of $34 million ($21 million after taxes) for severance and benefit costs associated with the Company's 2008 overhead cost reduction initiative, a pre-tax charge of $25 million ($16 million after taxes) for early debt extinguishment costs, a charge of $15 million (before and after taxes) for severance and other costs associated with the Etienne mill in France, and a pre-tax charge of $5 million ($3 million after taxes) for other items.

(d)	Includes a pre-tax charge of $48 million (before and after taxes) to write down the assets at the Etienne mill to estimated fair value.

(e)	Includes a $156 million tax expense for the write off of deferred tax assets in France and a $26 million tax benefit related to the closing of the 2004 and 2005 U.S. federal income tax audit, and related state income tax effects.

(f)	Includes a pre-tax charge of $13 million ($9 million after taxes) for costs associated with the reorganization of the Company's Shorewood operations in Canada.

(g)	Includes a pre-tax gain of $3 million ($2 million after taxes) for an adjustment to the gain on the 2006 Transformation Plan forestland sales.

(h)	Includes a pre-tax gain of $540 million ($330 million after taxes) related to alternative fuel mixture credits.

(i)	Includes a pre-tax charge of $36 million ($22 million after taxes) for integration costs associated with the CBPR business.

(j)	Includes a pre-tax charge of $52 million ($32 million after taxes) for severance and benefit costs associated with the Company's 2008 overhead cost reduction initiative, a pre-tax charge of $23 million ($28 million after taxes) for closure costs associated with the Inverurie, Scotland mill, a pre-tax charge of $6 million ($4 million after taxes) for shutdown costs associated with the Franklin lumber mill, sheet converting plant and converting innovations center, and a pre-tax charge of $2 million ($1 million after taxes) for shutdown costs associated with the reorganization of the Company's Shorewood operations.

(k)	Includes a pre-tax gain of $1 billion ($624 million after taxes) related to alternative fuel mixture credits.

(l)	Includes a pre-tax charge of $54 million ($33 million after taxes) for integration costs associated with the CBPR business.

(m)	Includes a pre-tax charge of $86 million ($53 million after taxes) for severance and benefit costs associated with the Company's 2008 overhead cost reduction initiative, a pre-tax charge of $23 million ($28 million after taxes) for closure costs associated with the Inverurie, Scotland mill, a pre-tax charge of $25 million ($16 million after taxes) for early debt extinguishment costs, a pre-tax charge of $15 million (before and after taxes) for severance and other costs associated with the Etienne mill, and a pre-tax charge of $13 million ($8 million after taxes) for other items.

(n)	Includes a $40 million pre-tax charge ($25 million after taxes) for adjustments to legal reserves, a pre-tax charge of $18 million ($12 million after taxes) for costs associated with the reorganization of the Company's Shorewood operations in Canada, and a pre-tax gain of $3 million ($2 million after taxes) for adjustments to previously recorded reserves associated with the Company's Transformation Plan.

(o)	Includes a pre-tax charge of $25 million ($16 million after taxes) for the settlement of a post-closing adjustment on the sale of the beverage packaging business and the operating results of certain wood products facilities during the quarter.

International Paper Company

Reconciliation of Earnings Before Special Items to Net Earnings

Attributable to International Paper Company

(In millions except for per share amounts)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2009	2008	2009	2009	2008
Earnings Before Special Items	$86	$235	$34	$120	$410
Restructuring and other charges	(55)	(9)	(65)	(120)	(35)
CBPR business integration costs	(11)	—	(22)	(33)	—
Alternative fuel mixture credits	294	—	330	624	—
Forestland sales	—	2	—	—	2
Net gains (losses) on sales and impairments of businesses	(48)	—	—	(48)	1
Income tax adjustments	(130)	—	(20)	(150)	—

Earnings from Continuing Operations	136	228	257	393	378
Discontinued operations	—	(1)	—	—	(18)

Net Earnings as Reported	$136	$227	$257	$393	$360

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
Diluted Earnings per Common Share	2009	2008	2009	2009	2008

Earnings Per Share Before Special Items	$0.20	$0.56	$0.08	$0.28	$0.97

Restructuring and other charges	(0.13)	(0.02)	(0.15)	(0.28)	(0.08)
CBPR business integration costs	(0.03)	—	(0.05)	(0.08)	—
Alternative fuel mixture credits	0.69	—	0.78	1.47	—
Net gains (losses) on sales and impairments of businesses	(0.11)	—	—	(0.11)	—
Income tax adjustments	(0.30)	—	(0.05)	(0.35)	—

Earnings Per Common Share from Continuing Operations	0.32	0.54	0.61	0.93	0.89
Discontinued operations	—	—	—	—	(0.04)

Diluted Earnings per Common Share	$0.32	$0.54	$0.61	$0.93	$0.85

Notes:

(1) The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles ("GAAP"). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

(2) Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.

(3) Since diluted earnings per share are computed independently for each period, six-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended June 30,		Three Months Ended March 31, 2009	Six Months Ended June 30,
	2009	2008		2009	2008
Industrial Packaging	$2,270	$1,470	$2,180	$4,450	$2,915
Printing Papers	1,360	1,790	1,325	2,685	3,505
Consumer Packaging	770	795	715	1,485	1,565
Distribution	1,595	1,970	1,590	3,185	3,955
Forest Products	10	55	5	15	80
Corporate and Inter-segment Sales	(203)	(273)	(147)	(350)	(545)

Net Sales	$5,802	$5,807	$5,668	$11,470	$11,475

Operating Profit by Industry Segment

	Three Months Ended June 30,			Three Months Ended March 31, 2009		Six Months Ended June 30,
	2009		2008			2009		2008
Industrial Packaging	$382	(2,3,4)	$87	$360	(2,4)	$742	(2,3,4)	$184
Printing Papers	279	(2,5)	226	312	(2,5)	591	(2,5)	411
Consumer Packaging	114	(2,6)	13 (6)	112	(2,6)	226	(2,6)	22 (6)
Distribution	10		26	(7)		3		42
Forest Products	3		41	2		5		66

Operating Profit (1)	788		393	779		1,567		725
Interest expense, net	(173)		(81)	(164)		(337)		(162)
Noncontrolling interest/equity earnings adjustment (7)	8		8	6		14		12
Corporate items, net	(44)		(21)	(51)		(95)		(42)
Restructuring and other charges	(59)		—	(52)		(111)		(37)
Sale of forestlands	—		3	—		—		3
Net gains on sales and impairments of businesses	—		—	—		—		1

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$520		$302	$518		$1,038		$500

Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes (1)	$(30)		$32	$(26)		$(56)		$49

(1)	In addition to the operating profits shown above, International Paper recorded equity losses, net of taxes, of $30 million for the three months ended June 30, 2009, and $26 million for the three months ended March 31, 2009, and $56 million for the six months ended June 30, 2009, and equity earnings, net of taxes, of $32 million for the three months ended June 30, 2008, and $49 million for the six months ended June 30, 2008, related to its equity investment in Ilim Holdings S.A., a separate reportable industry segment.

(2)	Includes gains of $208 million and $208 million in the Industrial Packaging segment, $197 million and $240 million in the Printing Papers segment, and $77 million and $92 million in the Consumer Packaging segment for the three months ended June 30, 2009 and March 31, 2009, respectively, relating to alternative fuel mixture credits.

(3)	Includes charges of $48 million to write down the assets at the Etienne mill in France to estimated fair value and $15 million for severance and other costs related to the Etienne mill.

(4)	Includes charges of $18 million and $36 million for the three months ended June 30, 2009 and March 31, 2009, respectively, for CBPR integration costs.

(5)	Includes charges of $4 million and $6 million for the three months ended June 30, 2009 and March 31, 2009, respectively, for shutdown costs for the Louisiana mill and the Franklin lumber mill, sheet converting plant and converting innovations center, and a charge of $23 million for the three months ended March 31, 2009 for the closure of the Inverurie, Scotland mill.

(6)	Includes charges of $1 million, $13 million, and $2 million for the three months ended June 30, 2009, June 30, 2008, and March 31, 2009, and $3 million and $18 million for the six months ended June 30, 2009 and 2008, related to the reorganization of the Company's Shorewood operations.

(7)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

International Paper

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2009	2008	2009	2009	2008
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (4)	1,899	896	1,776	3,675	1,778
Containerboard (4)	530	493	471	1,001	999
Recycling (4)	598	—	595	1,193	—
Saturated Kraft	29	39	21	50	85
Bleached Kraft	17	22	13	30	41
European Industrial Packaging	268	288	270	538	583
Asian Industrial Packaging	139	152	88	227	290

Industrial Packaging	3,480	1,890	3,234	6,714	3,776

Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	702	868	693	1,395	1,778
European & Russian Uncoated Papers	332	373	370	702	746
Brazilian Uncoated Papers	234	211	180	414	421
Asian Uncoated Papers	12	7	3	15	15

Uncoated Papers	1,280	1,459	1,246	2,526	2,960

Market Pulp (3)	375	416	317	692	770

Consumer Packaging (In thousands of short tons)
U.S. Coated Paperboard	318	399	290	608	799
European Coated Paperboard	92	73	87	179	154
Asian Coated Paperboard	218	123	189	407	248
Other Consumer Packaging	42	46	46	88	87

Consumer Packaging	670	641	612	1,282	1,288

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.
(3)	Includes internal sales to mills.
(4)	Includes CBPR volumes from date of acquisition.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	June 30, 2009	December 31, 2008
Assets

Current Assets
Cash and Temporary Investments	$1,654	$1,144
Accounts and Notes Receivable, Net	3,312	3,288
Inventories	2,209	2,495
Deferred Income Tax Assets	166	261
Other	208	172

Total Current Assets	7,549	7,360

Plants, Properties and Equipment, Net	13,766	14,202
Forestlands	691	594
Investments	1,068	1,274
Goodwill	2,248	2,027
Deferred Charges and Other Assets	1,326	1,456

Total Assets	$26,648	$26,913

Liabilities and Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$386	$828
Accounts Payable and Accrued Liabilities	3,564	3,927

Total Current Liabilities	3,950	4,755

Long-Term Debt	10,531	11,246
Deferred Income Taxes	2,359	1,957
Pension Benefit Obligation	3,294	3,260
Postretirement and Postemployment Benefit Obligation	643	663
Other Liabilities	792	631

Equity
Invested Capital	3,142	2,739
Retained Earnings	1,701	1,430

Total Shareholders' Equity	4,843	4,169

Non-controlling interests	236	232

Total Equity	5,079	4,401

Total Liabilities and Equity	$26,648	$26,913

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Six Months Ended June 30,
	2009	2008
Operating Activities
Net earnings attributable to International Paper Company	$393	$360
Noncontrolling interests	8	12
Discontinued operations, net of taxes and noncontrolling interest	—	18

Earnings from continuing operations	401	390
Depreciation, amortization and cost of timber harvested	710	591
Deferred income tax expense (benefit), net	539	(113)
Restructuring and other charges	162	55
Payments related to restructuring and legal reserves	(24)	(42)
Net (gains) losses on sales and impairments of businesses	48	(1)
Equity loss (earnings), net	59	(46)
Periodic pension expense, net	107	57
Alternative fuel mixture credits receivable	(189)	—
Other, net	107	33
Changes in current assets and liabilities
Accounts and notes receivable	195	(27)
Inventories	310	(90)
Accounts payable and accrued liabilities	(165)	137
Interest payable	(32)	(27)
Other	(39)	93

Cash Provided by Operations	2,189	1,010

Investment Activities
Invested in capital projects	(259)	(482)
Acquisitions, net of cash received	(8)	—
Proceeds from divestitures	—	14
Equity investment in Ilim	—	(21)
Other	(59)	(159)

Cash Used for Investment Activities	(326)	(648)

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(10)	(47)
Issuance of common stock	—	1
Issuance of debt	1,476	3,135
Reduction of debt	(2,617)	(125)
Change in book overdrafts	(72)	(53)
Dividends paid	(118)	(218)
Other	(35)	(20)

Cash (Used for) Provided by Financing Activities	(1,376)	2,673

Effect of Exchange Rate Changes on Cash	23	39

Change in Cash and Temporary Investments	510	3,074

Cash and Temporary Investments
Beginning of the period	1,144	905

End of the period	$1,654	$3,979